Exhibit (a)(1)(iv)

Offer to Purchase for Cash
by
Blue Bird Corporation
Up to $50 Million in Aggregate Value of Shares of its Common Stock
at a Cash Purchase Price of $28.00 per Share and
Shares of its Series A Convertible Preferred Stock
at a Cash Purchase Price of $241.69 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 15, 2018, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION DATE").

September 14, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Blue Bird Corporation, a Delaware corporation ("Blue Bird"), has appointed us to act as Information Agent in connection with its offer to purchase up to $50 million in aggregate value of shares of (i) its common stock, $0.0001 par value per share (the "Common Stock"), for purchase by Blue Bird at a price of $28.00 per Share (the "Common Stock Offer Price"), and (ii) its 7.625% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share (the "Preferred Stock" and together with the Common Stock, the "Shares"), for purchase by Blue Bird at a price per share of $241.69, which is equal to the Common Stock Offer Price multiplied by 8.6318, which is the conversion rate to acquire shares of Common Stock set forth in the Blue Bird's Certificate of Designations, Preferences, Rights and Limitations of the Preferred Stock, rounded to the nearest one-ten-thousandth (such price, the "Preferred Stock Offer Price"), in each case, upon the terms and subject to the conditions described in the Offer to Purchase dated September 14, 2018 (the "Offer to Purchase") and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

        Upon the terms and subject to the conditions of the Offer, Blue Bird will purchase those shares of (i) Common Stock that are properly tendered and not properly withdrawn at the Common Stock Offer Price and (ii) Preferred Stock that are properly tendered and not properly withdrawn at the Preferred Stock Offer Price, each such price payable to the seller in cash, less any applicable withholding taxes and without interest (as applicable, the "Purchase Price"). Upon the terms and subject to the conditions of the Offer, if, Shares having an aggregate value of less than $50 million are properly tendered and not properly withdrawn, Blue Bird will buy all Shares properly tendered and not properly withdrawn. However, Blue Bird may not purchase all of the Shares tendered under certain circumstances, including if Shares having an aggregate value in excess of $50 million are properly tendered and not properly withdrawn, and as a result of "Odd Lot" priority as described in the Offer. If Shares having an aggregate value in excess of $50 million are properly tendered and not properly withdrawn, Blue Bird will purchase a prorated amount of the Shares as described in the Offer. Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date. Blue Bird reserves the right, in its sole discretion, to change the Purchase Price and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), Blue Bird may increase the number of Shares (including shares of Preferred Stock on an as if converted to shares of Common Stock basis) accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.

        Blue Bird reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 6 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

        On the terms and subject to the conditions of the Offer, if, Shares having an aggregate value in excess of $50 million (or such greater amount as Blue Bird may elect to pay, subject to applicable law) have been validly tendered, and not properly withdrawn before the Expiration Date, Blue Bird will accept the Shares to be purchased in the following order of priority: (i) first, Blue Bird will purchase all Odd Lots of less than 100 shares of Common Stock at the Common Stock Offer Price from shareholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the shares of Common Stock owned, beneficially or of record, by such Odd Lot Holders will not qualify for this preference); second, after purchasing all Odd Lots that were properly tendered and not properly withdrawn, Blue Bird will purchase all Shares properly tendered and not properly withdrawn until an aggregate value of $50 million of Shares, and if Shares with value in excess of $50 million are properly tendered and not properly withdrawn, on a pro rata basis (accounting for shares of Preferred Stock on an as if converted into Common Stock basis) with appropriate adjustment to avoid purchases of fractional Shares. Therefore, it is possible that Blue Bird will not purchase all of the Shares that you tender. Shares not purchased in the Offer because of proration will be returned to the tendering stockholders at Blue Bird's expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

        The Offer is conditioned on the receipt of financing and on certain other conditions. See Section 6 of the Offer to Purchase.

        For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  The Offer to Purchase;

  2.
  The Letter of Transmittal for your use and for the information of your clients, including an IRS Form W-9;

  3.
  Notice of Guaranteed Delivery to be used to accept the Offer if the certificates for shares of Common Stock and all other required documents cannot be delivered to Continental Transfer & Trust Company (the "Depositary") before the Expiration Date or if the procedure for book-entry transfer cannot be completed before the Expiration Date;

  4.
  A letter to clients that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

  5.
  A return envelope addressed to Continental Transfer & Trust Company, as Depositary for the Offer.

        The Company's Board of Directors has authorized Blue Bird to make the Offer. However, none of Blue Bird, the members of its Board of Directors, the Depositary or the Information Agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering any Shares. None of Blue Bird, the members of its Board of Directors, the Depositary or the Information Agent has authorized any person to make any recommendation with respect to the Offer. Stockholders should carefully evaluate all information in the Offer to Purchase and in the related Letter of Transmittal and should consult their own financial and tax advisors. Stockholders must decide whether to tender their Shares and, if so, how many Shares to tender. In doing so, a stockholder should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal before making any decision with respect to the Offer.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER, 15, 2018, UNLESS THE OFFER IS EXTENDED.

        Holders of Common Stock wishing to tender shares of Common Stock must follow the procedures set forth in the Offer to Purchase and in the related Letter of Transmittal. Generally, for shares of Common Stock to be properly tendered pursuant to the Offer, the certificates for such shares of Common Stock (or confirmation of receipt of shares of Common Stock pursuant to the procedure for book-entry transfer set forth in the Section 3 of the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an "Agent's Message" (as defined in Section 3 of the Offer to Purchase), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on Monday, October 15, 2018 by the Depositary at its address set forth on the back cover of the Offer to Purchase. Holders of Common Stock whose certificates for shares of Common Stock are not immediately available or who cannot deliver their certificates for shares of Common Stock and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

        Holders of Preferred Stock wishing to tender shares of Preferred Stock must follow the procedures set forth in the Offer to Purchase and in the related Letter of Transmittal. Generally, for shares of Preferred Stock to be properly tendered pursuant to the Offer, confirmation of receipt of shares of Preferred Stock pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an "Agent's Message" (as defined in Section 3 of the Offer to Purchase), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on Monday, October 15, 2018 by the Depositary at its address set forth on the back cover of the Offer to Purchase. Holders of Preferred Stock who cannot complete the procedures for book-entry transfer prior to the Expiration Date must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

        For Shares to be tendered properly pursuant to the Offer, one of the following must occur: (1) the certificates for such shares of Common Stock, or confirmation of receipt of shares of Common Stock or Preferred Stock pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent's Message (as defined in Section 3 of the Offer to Purchase) in the case of a book-entry transfer of shares of Common Stock or Preferred Stock, must be received before 5:00 P.M., New York City time, on Monday, October 15, 2018 by the Depositary at its addresses set forth on the back cover of the Offer to Purchase or (2) stockholders whose certificates for shares of Common Stock are not immediately available or who cannot deliver their certificates for shares of Common Stock and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

        Blue Bird will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Information Agent, as described in Section 15 of the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Blue Bird will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Blue Bird, the Information Agent or the Depositary for purposes of the Offer. Blue Bird will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Shares except as otherwise provided in the Offer to Purchase or Instruction 5 in the Letter of Transmittal.

        Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, D.F. King & Co., Inc., at: (212) 269-5550.

Very truly yours,

D.F. King & Co., Inc.

        NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF BLUE BIRD, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.